As filed with the Securities and Exchange Commission on January 5, 2016

Registration No. 333-146305

Registration No. 333-169202

Registration No. 333-184025

Registration No. 333-196559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 Registration Statement No. 333-146305

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 Registration Statement No. 333-169202

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 Registration Statement No. 333-184025

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 Registration Statement No. 333-196559

UNDER THE SECURITIES ACT OF 1933

First Capital Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	4222 Cox Road, Glen Allen, Virginia 23060	11-3782033
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

First Capital Bancorp, Inc. 2000 Stock Option Plan

First Capital Bancorp, Inc. 2010 Stock Incentive Plan

(Full title of the plans)

James C. Cherry

Chief Executive Officer

Park Sterling Corporation

1043 East Morehead Street, Suite 201

Charlotte, NC 28204

(704) 716-2134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

P. Christian Scheurer, Esq.

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Phone: (704) 343-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

 EXPLANATORY NOTE

First Capital Bancorp, Inc. (the “Registrant”) is filing these Post-Effective Amendments related to the following registration statements on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”) to deregister any and all shares of the Registrant’s common stock (“Common Stock”), registered but remaining unsold or otherwise unissued under each Registration Statement as of the date hereof:

●

Registration Statement on Form S-8 (No. 333-146305), filed with the Securities and Exchange Commission on September 26, 2007, pertaining to the registration of 338,484 shares of Common Stock issuable under the First Capital Bancorp, Inc. 2000 Stock Option Plan;

●

Registration Statement on Form S-8 (No. 333-169202), filed with the Securities and Exchange Commission on September 3, 2010, pertaining to the registration of 150,000 shares of Common Stock issuable under the First Capital Bancorp, Inc. 2010 Stock Incentive Plan (the “2010 Plan”);

●

Registration Statement on Form S-8 (No. 333-184025), filed with the Securities and Exchange Commission on September 21, 2012, pertaining to the registration of 360,000 shares of Common Stock issuable under the 2010 Plan; and

●

Registration Statement on Form S-8 (No. 333-196559), filed with the Securities and Exchange Commission on June 6, 2014, pertaining to the registration of 378,000 shares of Common Stock issuable under the 2010 Plan.

On January 1, 2016, pursuant to the Agreement and Plan of Merger dated as of September 30, 2015 by and between the Registrant and Park Sterling Corporation (“Park Sterling”), the Registrant merged with and into Park Sterling, with Park Sterling being the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings under the Registration Statements, the Registrant hereby removes from registration any and all shares of Common Stock registered under the Registration Statements that remain unissued or unobligated as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 5th day of January, 2016.

FIRST CAPITAL BANCORP, INC.

By:	Park Sterling Corporation
(successor to First Capital Bancorp, Inc.)

By:	/s/ David L. Gaines
David L. Gaines
Chief Financial Officer